SCHEDULE 13G
Amendment No. 2
Micro Warehouse, Inc.

Common Stock $.01 par value

Cusip Number: 595-01B-10-5

Item 1:  Reporting Person: Tiger
Management L.L.C.
Item 4:  Delaware
Item 5:  -0-
Item 6:  -0-
Item 7:  -0-
Item 8:  -0-
Item 9:  -0-
Item 11:  0%
Item 12:  IA


Cusip Number:   595-01B-10-5

Item 1:  Reporting Person Tiger
Performance L.L.C.
Item 4:  Delaware
Item 5:  -0-
Item 6:  -0-
Item 7:  -0-
Item 8:  -0-
Item 9:  -0-
Item 11:  0%
Item 12:  IA


Cusip Number:   595-01B-10-5

Item 1:  Reporting Person: Julian H.
Robertson, Jr.
Item 4:  Delaware
Item 5:  -0-
Item 6:  -0-
Item 7:  -0-
Item 8:  -0-
Item 9:  -0-
Item 11:  0%
Item 12:  IN


Item 1(a) Micro Warehouse, Inc. Item
1(b) 535 Connecticut Avenue,
Norwalk, Connecticut  06854

Item 2(a) This statement is filed on
behalf of Tiger Management L.L.C.
("TMLLC") and Tiger Performance
L.L.C. ("TPLLC").

Julian H. Robertson, Jr. is the
ultimate controlling person of TMLLC
and TPLLC.

Item 2(b) The address of each
reporting person is 101 Park Avenue,
New York,  NY 10178.

Item 2(c) Incorporated by reference
to item (4) of the cover page
pertaining to each reporting person.

Item 2(d):  Common Stock $.01 par
value

Item 2(e):  595-01B-10-5

Item 3:  TMLLC and TPLLC are
investment advisers registered under
Section 203 of the Investment
Advisers Act of 1940.

Item 4 Ownership as of December 31,
1997 is incorporated by reference to
items (5) - (9) and (11) of the
cover page pertaining to each
reporting person.

Item 5:  The reporting persons have
ceased to be the beneficial owners
of more than 5% of the class.

Item 6:  Not applicable

Item 7:  Not applicable

Item 8:  Not applicable

Item 9:  Not applicable

Item 10: By signing below, I certify
that, to the best of my knowledge
and belief, the securities referred
to above were acquired in the
ordinary course of business and were
not acquired for the purpose of and
do not have the effect of changing
or influencing the control of the
issuer of such securities and were
not acquired in connection with or
as a participant in any transaction
having such purpose or effect.


After reasonable inquiry and to the
best of my knowledge and belief, I
certify that the information set
forth in this statement is true,
complete and correct.

February 13, 1998

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer


TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for Kohl's
Corp. 2/7/95

AGREEMENT
The undersigned agree that this
Amendment No. 2 to Schedule 13G
dated February 13, 1998 relating to
shares of common stock of Micro
Warehouse, Inc. shall be filed on
behalf of each of the undersigned.
TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.
/s/  Nolan Altman, Chief Financial
Officer
JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95 On File with Schedule 13G
for Kohl's Corp. 2/7/95